CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated June 19, 2007 for the Presidio Fund (the "Fund") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 2 under the Securities Act of 1933 and Post-Effective Amendment No. 3 under the Investment Company Act of 1940 to Presidio Fund’s Registration Statement on Form N-1A (File  Nos. 333-122412 and 811-21707), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

/s/Sanville & Company

Abington, Pennsylvania

Sanville & Company

August 27, 2007

Certified Public Accountants